Amendment to Underwriting Agreement

1.  This amendment (the "Amendment") is made by and among FIRST INVESTORS LIFE INSURANCE COMPANY (hereinafter referred to as “FIL”); First Investors Life Variable Annuity Fund D (hereinafter referred to as “Separate Account D”), which is registered as a unit investment trust under the Investment Company Act of 1940, as amended, and FIRST INVESTORS CORPORATION (hereinafter referred to as the “Underwriter”), parties to the Underwriting Agreement (the "Agreement") effective as of January 19, 2011, and previously amended as of January 8, 2013

2.  The Agreement is amended as follows:  EXHIBIT A  is replaced in its entirety by the following:

EXHIBIT A

UNDERWRITER COMMISSIONS

Tax Tamer II	5.502%

First Choice Bonus Annuity*	5.868%

*Sales commencing June 1. 2013

3. Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is conflict between this amendment and the Agreement or any earlier amendment, the terms of this amendment will prevail.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in duplicate on the day and year written below.

FIRST INVESTORS CORPORATION	FIRST INVESTORS LIFE INSURANCE COMPANY

/s/ Larry Noyes	/s/ Carol E. Springsteen
Larry Noyes, President	Carol E. Springsteen, President

May 1, 2013
Date	FIRST INVESTORS LIFE VARIABLE ANNUITY FUND D

By First Investors Life Insurance Company, Depositor

/s/ Carol E. Springsteen
Carol E. Springsteen, President

May 1, 2013
Date